EXHIBIT 99.5
                                          [ENGLISH TRANSLATION]


                STOCK PURCHASE OPTION AGREEMENT

                  INVERSIONES FREIRE LIMITADA

                              AND

                INVERSIONES FREIRE DOS LIMITADA

                              TO

              COCA-COLA INTERAMERICAN CORPORATION

                  COCA-COLA DE ARGENTINA S.A.

                     THE COCA-COLA COMPANY


                              AND

                       CUSTODY AGREEMENT

                  INVERSIONES FREIRE LIMITADA

                              AND

                INVERSIONES FREIRE DOS LIMITADA

                              TO

                         CITIBANK N.A.

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On the 5th day of September of 1996, appear: Mr. Jose Said
Saffie and Mr. Jose Antonio Garces Silva representing, as shall be evidenced, Inversiones Freire Limitada ("Freire") and Inversiones Freire Dos Limitada ("Freire Dos"), both also called for the purposes of this contract the "Grantors" or the "Owners", all of them domiciled to this effect at Huerfanos 863, 6th floor, Santiago, Chile; Mr. Weldon Johnson representing, as shall be evidenced, Coca-Cola Interamerican Corporation and The Coca-Cola Company, and Mr. Fernando Marin Diaz, representing as shall be evidenced, Coca-Cola de Argentina S.A. also referred to for the purpose of this contract as the "Beneficiaries", all domiciled for these purposes at One Coca-Cola Plaza, N.W., Atlanta, Georgia; and Mr. Diego Peralta Valenzuela representing Citibank N.A. also referred to for the purposes of this contract as the "Custodian", domiciled for these purposes at Avenida Andres Bello 2687, 7th floor, Santiago, Chile; and Mr. Jose Said Saffie and Mr. Jose Antonio Garces Silva representing Embotelladora Andina S.A., also referred to for the purposes of this contract as "Andina" or the "issuing company" domiciled for these purposes at Avenida Andres Bello No. 2687, 20th floor, Santiago, Chile; the appearing parties of adult age, who agree on the following stock purchase option agreement (hereinafter also the "Agreement" or "Option Agreement"):

FIRST:
Freire owns as of the date hereof a total of 185,701,969 shares of Embotelladora Andina S.A., as evidenced on the titles No. 2512, 2514, 2515, 2615, 2639, 3171, 3651, 4564, 4938, 4939,
5488, 10163, 26178 and 26179 registered to its name on the Embotelladora Andina S.A. Shareholders Registry. On the other hand, Freire Dos owns as of the date hereof a total of 14,300,000 shares of Embotelladora Andina S.A. as evidenced on the title No. 26180, registered to its name on the Embotelladora Andina S.A. Shareholders Registry.

SECOND:
Freire and Freire Dos have, on this date, entered into a contract entitled "Shareholders Agreement", to which, among others, The Coca-Cola Company, Coca-Cola Interamerican Corporation and Coca-Cola de Argentina S.A. are also parties. In accordance with the transactions which must be performed pursuant to said contract and other agreements executed of even date herewith, the shares owned by Freire described in the preceding first clause will be exchanged into 185,701,969 Series A shares of Embotelladora Andina S.A. and into 185,701,969 Series B shares of Embotelladora Andina S.A., as will be provided by the Estatutos Sociales of Andina after the adoption of the amendments that will be proposed to the next General Extraordinary Shareholders Meeting of Andina (the "Amendments"). On the other hand, the shares owned by Freire Dos described in the preceding first clause shall be exchanged into 14,300,000 Series A shares of Embotelladora Andina S.A. and into 14,300,000 Series B shares of Embotelladora Andina S.A. (collectively, the "Reclassification").

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For purposes of this Agreement, the term "Shares" means any shares of capital stock of Andina, any securities or other options or rights convertible into or exchangeable for any shares of capital stock of Andina, or any American Depository Shares or other instruments representing shares of capital stock of Andina, whether or not issued or outstanding on the date hereof; provided that the term "Shares" shall not include any Series B shares or any American Depository Shares or other instruments representing Series B shares so long as Series B shares do not have voting power greater than the voting power provided to the Series B shares in the Amendments. For purposes of this Agreement, Shares of Andina held by the Grantors are in some cases also referred to herein as the "Option Shares."

THIRD:
Mr. Jose Said Saffie and Mr. Jose Antonio Garces Silva hereby and through this contract, representing Freire and Freire Dos, grant in a definitive and irrevocable manner a stock purchase option (the "Option") in favor of The Coca-Cola Company, Coca-Cola Interamerican Corporation and Coca-Cola de Argentina S.A., through which at the option of any one of the Beneficiaries (or two of them or all of them together) and according to the terms and conditions stated later herein, the Grantors shall be obligated to sell all (and not less than all) of the Shares of Embotelladora Andina S.A. which Freire and Freire Dos currently own, together with all (and not less than all) of the Shares of Embotelladora Andina S.A. which after this date Freire and Freire Dos may purchase in any manner, whether they are purchased from Embotelladora Andina S.A. or purchased from third parties.

Notwithstanding that all of their Shares are subject to the Option, the Grantors may dispose of and transfer a part of their Shares, as long as the Shares owned by the Grantors represent in excess of each and every one of the following:
(i) 200,000,000 Shares owned by the Grantors, (ii) 50.1% of the Shares of Andina with full voting rights and 50.1% of the total voting power of all the Shares of Andina, and (iii) 25% of the total of the shares issued by Andina. In any event, the right set forth in the preceding sentence will only exist as long as the share structure of Series A and B provided in the Amendments remains in place without any changes, and the Grantors are in full compliance with the provisions of the Shareholders Agreement (including the provisions of Article 4 of such document). As a result, the Shares that may be transferred pursuant to this paragraph will not be subject to the prohibition of clause Ninth nor the custody of clause Eleventh of this document, as long as the Grantors comply with all the conditions already mentioned in this paragraph, and such Shares will always be subject to the Option.

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FOURTH:
It is expressly left on record that in the case of Embotelladora Andina S.A. splitting up, the Option extends in addition to all the shares of the new company or companies to be organized by virtue of the split-up and which correspond to the Shares of Andina owned by the Grantors. Likewise, it is expressly left on record that in the event of a merger of Embotelladora Andina S.A., the Option extends to the shares of the surviving company or of the new one to be organized and which replace the shares of Embotelladora Andina S.A. which correspond to the Shares owed by the Grantors. Freire and Freire Dos shall not vote their Shares of Andina in any shareholders meeting of Andina dealing with the amendment of the Estatutos Sociales of Andina or any reorganization, transfer of assets, reclassification, subdivision, combination or consolidation of securities of Andina, merger, dissolution, issuance or sale of securities or any other voluntary action, if any of the foregoing events has as an effect avoiding or seeking to avoid the observance or performance of any of the terms of this Agreement. At all times Freire and Freire Dos will in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of The Coca-Cola Company, Coca-Cola Interamerican Corporation and Coca-Cola de Argentina S.A. under this document against dilution or impairment.

FIFTH:
The Option may be exercised from this date and at any time during the period that ends on December 31, 2130, as long as one or more of the following events occurs (hereinafter "Exercise Conditions"): (i) any change in the direct or indirect ownership of the shares or other ownership interests of any of the Grantors, that is, Freire and Freire Dos, such that the "Group of Controllers of the Grantors" (as defined hereinafter) owns collectively less than 75% of the shares or other ownership interests of any of the Grantors or less than 75% of the shares with full voting rights or of the total voting power of any of the Grantors; (ii) any change in the Shares issued by Andina or in the ownership of Andina Shares (whether as a result of transfers, sales, reorganization, merger, subdivision of shares or otherwise) with the result that the Grantors own less than 50.1% of the Shares of Andina with full voting rights or of the total voting power (unless authorized in writing for the purposes of this Agreement by The Coca-Cola Company or unless there is a sale of Shares or the assignment of preferred options to subscribe Shares to the Beneficiaries or their Authorized Successors that has as a direct result the reduction of voting Shares owned by Freire and Freire Dos, but in this event the obligation to maintain a certain level of ownership of Shares will continue in respect of the new percentage of the shares that are owned by the Grantors after the authorized transaction) or less than 25% of the total of shares issued by Andina; (iii) the transfer of all or substantially all of the assets of Andina; or (iv) the occurrence of any event that enables The Coca-Cola Company to terminate in advance one or more of the bottling agreements of Andina (including those in which one or more of its affiliates are parties) that represent at least 30%

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of the total unit case volume of "Coca-Cola" products of Andina
(including its affiliates) during the twelve preceding months, because of a breach by Andina or its affiliates or a change of control pursuant to the bottling agreements, without regard to whether The Coca-Cola Company decides to exercise its right to terminate one or more of such bottling agreements.

Once any of the Exercise Conditions occurs the Grantors will send the Beneficiaries a written notice and the Beneficiaries shall decide if they wish to initiate the "Option Exercise Process" within 180 consecutive days from the date of receipt of the notice given by the Grantors. The absence of such notice will not constitute a breach by the Grantors, but instead the purpose of such notice is to establish the starting point for such 180 day period. The absence of such notice will not prevent the Beneficiaries from initiating the Option Exercise Process if they become aware of an event giving rise to an Exercise Condition through other means. If one or more Exercise Conditions occurs on one or more occasions, and the Beneficiaries have decided not to exercise the Option with respect to such Exercise Conditions, the failure to so exercise shall not prevent the Beneficiaries from initiating the Option Exercise Process with respect to a subsequent Exercise Condition.

For purposes of this Agreement, the term "Controllers of the Grantors" means the persons mentioned in Appendix A to this contract, and that as of this date appear as "Beneficial Owners" in the Schedule 13G filed with the U.S. Securities and Exchange Commission (SEC) in accordance with the securities regulations of such country. Such Appendix is understood to form a part of this contract for all legal purposes.

"Group of Controllers of the Grantors" shall mean: (a) any of the Controllers of the Grantors; (b) any of the spouses of the Controllers of the Grantors; (c) any of the lineal descendants of any of the Controllers of the Grantors; (d) any person who, in circumstances where the transferor at the time of his death did not have a spouse or any lineal descendants, receives shares or ownership rights of the Grantors, as successors by intestacy of any of the persons referred to in (a) and (c) or a person that previously has received shares of the Grantors by intestacy in the manner described in this clause (d); (e) any of the Wholly owned Subsidiaries of one or more of any of the persons previously indicated, and (f) any trust formed for the benefit of any of the persons indicated in the preceding (a),
(b), (c) and (d), if one or more of such persons has total control over the voting rights and investment decisions for the funds of said trust.


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"Wholly owned Subsidiary" of a person shall mean an entity
whose rights, interests and shares or other participation in the capital (with the exception of any minority holding of not more than 1%, should this minority holding be necessary according to the law applicable to the relevant entity) are under the complete ownership, directly or indirectly, of said person.

The period to exercise the Option provided for in this Agreement is considered by the parties to be the best suited in view of the reasons which cause them to undertake this Option contract, bearing in mind that it is agreed in accordance with the agreements reached by the parties in the mentioned "Shareholders Agreement", whose effect is not limited in duration; that Andina as a corporation has an unlimited duration; and considering, among other things, that the scheduled duration of the future Series A and B shares of Andina ends on December 31, 2130.

The Controllers of the Grantors shall include in the by-laws of each of the Grantors (that, is, Freire and Freire Dos) a provision regarding the existence of this Agreement and the Option contained herein.

SIXTH:
The exercise price of the Option will be determined in accordance with the following procedure ("Exercise Option
Procedure"):

(a) The price shall be determined by mutual agreement of the parties and in the case of disagreement, the price shall be the Valuation Price of said shares in accordance with the proceeding referred to under the following paragraph (b).

(b) For the purposes of this sixth clause, the "Valuation Price" of the Shares of Andina owned by the Grantors will be the sum in US dollars that the Grantors would receive for the sale of their Shares of Andina in a transaction under market conditions between a willing seller and a willing buyer, as of the date of the notification of the determination of the Valuation Price. The Valuation Price shall first be mutually agreed between the parties, or, if the parties are unable to reach an agreement within 30 consecutive days, may be determined by the same parties considering the determinations made by two internationally recognized investment banking firms selected one by each party. Each of the parties shall select an internationally recognized investment banking firm with experience in the valuation of soft drinks businesses. Each of the investment banking institutions selected in this manner shall prepare an appraisal setting forth their determination of the Valuation Price. The cost of the investment banking institutions shall be at the expense of the Grantors and the Beneficiaries in equal parts. The Grantors shall cooperate fully both in the selection of an investment banking institution and in the determination of the Valuation
Price.  If any of the parties does not

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cooperate in the manner described in this document, after ten consecutive days following the receipt of the notification of lack of cooperation by any party, the diligent party will cooperate in good faith with the investment bank(s) already engaged according to the terms of this provision, or, if a bank that should have been selected by one of the parties has not yet been chosen, the diligent party shall have the right to choose an investment banking firm. The investment banking firms that are finally engaged shall be instructed to deliver to the parties, in writing, their valuations within 60 consecutive days from the date of their engagement. The Grantors as majority shareholders of Andina, will take all steps necessary to obtain the cooperation of Andina with the investment banks, and, in general, with the aforementioned valuation process. If the parties do not agree on price within 10 consecutive days from the expiration of the 60 consecutive day term, the investment banks at the request of any of the parties will designate a third investment bank that has the same requisites of reputation and experience and they will ask on behalf of the parties that within 45 consecutive days it make a determination of the Valuation Price. The investment bank will deliver to the parties a written report with respect to its determination of the Valuation Price. The costs and the cooperation required in connection with the analysis of the third investment bank will be governed by the terms already mentioned in this paragraph. In the analysis of the three investment banks, they shall always consider the bottling agreements of Andina with the franchises granted in such contracts as in effect (even though one or more of the bottling agreements were terminated in the circumstances mentioned in clause fifth, (iv) of this document). The Valuation Price mutually agreed by the parties, or established by the written opinion of the third investment bank, is hereinafter referred to as the "Valuation Opinion".

(c) The Grantors may, within the first ten days following the notification of the determination of the Valuation Price by the third investment bank, notify each of the Beneficiaries that they have terminated the event giving rise to the Exercise Condition and that they have reversed all of its effects and consequences, returning all things to the prior state existing before the occurrence provided that this paragraph (c) shall not apply if the Exercise Condition is an event of clause fifth which results in the termination of the bottling agreements already mentioned in this clause, because the termination of such agreements may not be reversed by the Grantors. If such termination and reversal takes place, the Beneficiaries will terminate the Option Exercise Process (with all costs of the investment banks to be paid by the Grantors). If the Grantors cannot comply with the 10 day period mentioned in this paragraph, but intend to terminate and reverse the effects of the event giving rise to the Exercise Condition, they shall notify the Beneficiaries in writing of their decision and, in an extraordinary manner they shall effect the termination (with all the effects already mentioned) within the term that ends upon the last of the following events: (i) 50 consecutive days after the notice of the determination of the Valuation Price from the third investment bank; or (ii) 10 days after the written notice from the Beneficiaries regarding their decision to exercise the Option. If the Option Exercise

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Process is not interrupted in such manner within a term of 120 consecutive days from the date of the notice of the determination of the Valuation Price by the third investment bank, the Beneficiaries may exercise the Option. If the Beneficiaries do not exercise the Option within such 120 day term their right to exercise the Option in connection with such particular Option Exercise
Process will terminate.

The formalities for the exercise of the Option are set forth in the next clause.

SEVENTH:
The Option Shares may be acquired by any of The Coca-Cola Company, Coca-Cola Interamerican Corporation or Coca-Cola de Argentina S.A., or by any two or by all of them together, or by any wholly owned subsidiary of any of the Beneficiaries (hereinafter "Authorized Successors") in proportions which any of them may freely indicate.

For the purposes of the exercise of the Option, any of the Beneficiaries or their Authorized Successors, or any two or all of them together, must send the representative of the Grantors a written statement in which they express their decision to exercise the Option, by a representative with sufficient powers, to the Grantors' domicile indicated in the introductory part of this contract. Said statement shall be accompanied by the contract in which the stock sale shall be evidenced, which must be signed by the Grantors' respective legal representative and sent within 5 days from the date in which it was received by the respective representative of the Grantors to the person representing the Beneficiaries or Authorized Successors who sent such written statement to the Grantor.

Together with the return of the contract evidencing the stock sale, (i) the Grantors shall deliver to the respective Beneficiaries the documents or contracts required by the Beneficiaries' attorney in order to effect the purchase of the Option Shares, including the Share certificates if they are held by them and the certificates of the Shares that are in custody shall be delivered to the Beneficiaries by the Custodian referred to in the eleventh clause of this document and in accordance with the terms stipulated therein, and (ii) the respective Beneficiaries shall pay the purchase price in cash. Furthermore, the Grantors shall deliver to the respective Beneficiary or, if applicable, to each of the respective Beneficiaries, a written and signed declaration, in form and substance reasonably satisfactory to the Beneficiaries' attorney, which establishes that the Grantors are the owners of the Option Shares and in accordance with the conditions indicated in the tenth clause of this contract, and that the delivery of said Option Shares shall confer to the Beneficiary or respective Beneficiaries all the right, title and interest in such Andina Shares.

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EIGHTH:
The Option shall terminate without liability on the part of any of the parties if any of the following events occurs: a) if the Beneficiaries or their Authorized Successors sell Shares of Andina to third parties other than their affiliates and as a direct result of such sale the Beneficiaries own less than 23,500,000 ordinary Shares before the Reclassification or 23,500,000 Series A Shares (or of Shares successor to them or ordinary Shares, if the Series A Shares cease to exist); b) if the Beneficiaries as a consequence of increases of capital of Andina own less than 4% of the ordinary Shares before the Reclassification or 23,500,000 Series A Shares (or of Shares successor to them or ordinary Shares, if the Series A Shares cease to exist); c) if the bottling agreements of Andina as described in clause fifth, paragraph (iv) are terminated by Andina as a direct result of a breach of the same agreement on the part of The Coca-Cola Company or The Coca-Cola Company fails to negotiate in good faith the renewal of such bottling agreements; d) if the Shareholders' Agreement mentioned in clause second of this document does not become effective; or e) if the bottling agreements as described in clause fifth, paragraph (iv) of this Agreement are terminated in a definitive manner by The Coca-Cola Company, unless the Option Exercise Process has been initiated within a term of one year from the date of termination of such bottling agreements. In this last event, this Agreement will be maintained legally effective and in full force until one or more of the Beneficiaries exercise the Option and acquire ownership of the Shares or the 120 consecutive day term mentioned in clause sixth, paragraph
(c) of this document elapses without the Beneficiaries' communicating in writing their decision to exercise the Option.

NINTH:
Freire and Freire Dos hereby undertake in an irrevocable and unconditional manner, as long as this document is in effect, not to encumber and/or transfer in any manner the Shares of Embotelladora Andina S.A. owned currently or in the future except in the circumstances expressly provided by this Agreement. This prohibition is granted in favor of The Coca-Cola Company, Coca-Cola Interamerican Corporation and Coca-Cola de Argentina S.A., for whom their representatives already mentioned accept. This prohibition will be annotated in the Shareholders Registry of Andina. Andina shall certify this circumstance to the Custodian, as well as the eventual total or partial termination of the prohibition.

It is expressly recognized that Freire and Freire Dos may transfer Shares of Andina to their Wholly owned Subsidiaries (the "Permitted Transferees"), provided that: (i) all the Shares transferred to a Permitted Transferee will continue to be subject to the provisions of this Agreement; and (ii) such Permitted Transferee agrees in writing to comply with the provisions of this Agreement. If a Permitted Transferee ceases to be a Wholly owned Subsidiary of one of the Grantors, then such Permitted Transferee must transfer all the Shares it owns at that time to the Grantors or to another Permitted Transferee of the Grantors.

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TENTH:
The Shares subject to the Option will be sold, assigned and transferred free and clear from any lien, actual rights other than those of ownership, interdiction, attachment, suit, resolutory conditions and shareholders agreements, and shall be fully paid to the issuing company or respective assignees, being the sellers jointly and severally liable for its regularization pursuant to law. All of the above said notwithstanding those liens, interdictions or restrictions authorized by The Coca-Cola Company or placed in favor of The Coca-Cola Company, Coca-Cola Interamerican Corporation and/or Coca-Cola de Argentina S.A. or of their parent companies, direct or indirect, or their Authorized Successors, particularly, notwithstanding the restrictions on the transfer of the shares set forth in the "Shareholders Agreement."

ELEVENTH:
Likewise, hereby and through this contract, Mr. Jose Said Saffie and Mr. Jose Antonio Garces Silva, representing Inversiones Freire Limitada and Inversiones Freire Dos Limitada, also referred to as the Owners, and Mr. Diego Peralta Valenzuela, representing Citibank N.A., also referred to as the Custodian, hereby and through this contract enter into a custody contract with respect to the Shares which are the subject of the Option hereby conferred, and to all those Shares comprised by said Option as provided in preceding clauses, to be complied with in the Republic of Chile. For these purposes, the Owners by this act deliver in custody the certificates that make up the Shares which they own according to the first clause of this Agreement, which are received by Citibank as a Custodian, thus remaining in its keeping.

The Custodian will not be responsible for any loss or damage resulting from circumstances or causes beyond its control, including without limitation, nationalization, expropriation, acts of war, terrorism, insurrection, revolution, civil unrest, public gatherings or strikes by personnel that do not belong to the Custodian or force majeure.

This Custody contract shall be subject to the following terms:

(a) In the event of an exchange, change or replacement of all or some of the Share certificates received in custody for any reason, the Custodian shall be broadly empowered, under irrevocable power, to withdraw, on behalf of the Owners, without the previous instructions of one or more of the Owners or the Beneficiaries Shares, the new stock certificates to be issued to that effect, all of which shall become subject to this custody contract. However, once the exchange of Andina ordinary Shares for Series A and B shares is effected, the Custodian will immediately exercise on behalf of the Owners such exchange and the Owners will be authorized to withdraw from the custody the Series B share certificates, and the Custodian will retain the custody over the rest of the Shares of Andina of the Owners.


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(b) In case of the subscription of new Shares of Embotelladora
Andina S.A. by the Owners, the Custodian shall be broadly empowered, under irrevocable mandate, to withdraw on behalf of the Owners, with the previous instruction of one or more of the Owners or of the Beneficiaries, the certificates of the subscribed Shares, all of which shall become subject to this custody contract. In case of Embotelladora Andina S.A.'s split-up, the Custodian is broadly empowered, under irrevocable power, to withdraw on behalf of the Owners, with the previous instructions of one or more of the Owners or of the Beneficiaries, the Share certificates of the new company or companies to be organized and which correspond to the Shares of Andina owned by the Owners, all of which shall become subject to this custody contract. Likewise, in case of a merger of Embotelladora Andina S.A., the Custodian shall be broadly empowered, under irrevocable mandate, to withdraw on behalf of the Owners, without previous instructions of one or more of the Owners or of the Beneficiaries, the Share certificates of the surviving company or of the new company to be organized and which replace Shares of Embotelladora Andina S.A. that corresponded to them, all of which shall become subject to this custody contract.

(c) This custody contract shall extend, likewise, to Shares of Embotelladora Andina S.A. that the Owners purchase from third parties other than Embotelladora Andina S.A., in which case the Owners shall immediately submit the appropriate certificates to the Custodian.

(d) The Custodian shall be obligated to receive and keep the titles subject to this custody and to indefinitely keep them under its custody and may neither submit them to third parties nor return them to the Owners, unless the latter submit a public written statement issued by a representative with sufficient powers of one or more of the Beneficiaries. Notwithstanding, the Custodian commits himself to submit each and every one of the certificates in custody to The Coca-Cola Company, Coca-Cola Interamerican Corporation and Coca-Cola de Argentina S.A. at the request of any one of them for it, who, to that effect, shall simply submit a written statement in which any one of them affirms that an Exercise Condition has occurred, that an Exercise Option Process was initiated, that a Valuation Price was determined (indicating its amount) and that it has decided to irrevocably exercise the Option provided by this contract.

The Custodian will immediately notify the Grantors that it has delivered the Share certificates of Andina to the Beneficiaries.


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(e) The Custodian is committed to periodically inform (each quarter) The Coca-Cola Company, Coca-Cola Interamerican Corporation and Coca-Cola de Argentina S.A. in respect of those Share certificates of the Owners which pursuant to this contract are under its custody, as well as to inform them without delay of each communication received from the Owners in accordance with this clause. The granting of this custody agreement shall not result in a limitation upon the Owners in respect of their rights as holders of the Shares subject to this Agreement other than the rights to encumber and dispose of the indicated Shares. In other words, the Owners, freely, without intervention of the Custodian or authorization of the Beneficiaries, shall be able to charge and receive dividends, vote at shareholders meetings according to this document, subscribe increases of capital and assign subscription options with respect to capital increases.

(f) The Custodian will deliver the Option Shares to the Grantors in the event that this Agreement terminates pursuant to clause eight of this document and as long as a letter is presented to it confirming such circumstance signed by a legal representative of the Beneficiaries.

(g) In compliance with the obligations of the Custodian pursuant to this Agreement, the Custodian only may act and is hereby authorized to rely on and take action pursuant to the Instructions, which means instructions of any Authorized Person (as hereinafter defined), received by the Custodian in the manner mentioned for each case, on the understanding that:

     (i) The Instructions will continue to be in effect until they are executed, canceled or replaced;

     (ii) If in the judgment of the Custodian the Instructions are not clear or are ambiguous, the Custodian may exercise its best efforts to seek clarification. If such clarification is not obtained in reasonable time, the Custodian may, at its reasonable discretion and without responsibility of any nature, fail to comply until any ambiguity has been clarified to its satisfaction;

    (iii) The Instructions will be complied with pursuant to the rules, operational procedures and market practice in the place where they have to be carried out and they may be executed by the Custodian only during working hours and days in which the respective financial markets are open to the public. The Custodian may also fail to execute any instructions that, in its opinion, are contrary to any applicable law, regulation or ruling, if its source is a governmental authority or self-regulatory authority, giving notice to the Owners and the Beneficiaries;

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

     (iv) The Custodian is empowered to rely upon the powers of any Authorized Person, until the Custodian is notified to the contrary by the Owners or the Beneficiaries, as applicable; and

     (v) The term "Authorized Persons" means any executive, employee or agent of the Owners or the Beneficiaries, as applicable, that has been authorized in writing sent to the Custodian to act on behalf of the Owners or the Beneficiaries, in connection with any action, affairs or obligations in accordance with this contract.

(h) The Owners and Beneficiaries will indemnify the Custodian and each one of its designees or agents and will keep them indemnified with respect to all costs, responsibilities and expenses, including without limitation, legal fees of lawyers and disbursements, that directly or indirectly arise from the execution by the Custodian, its designees or agents of the Instructions that in good faith are believed to be given by Authorized Persons.

Notwithstanding the above, neither the Custodian nor its designees or agents shall be indemnified with respect to any loss that arises from its own negligence.

(i) For the rendering of the services mentioned in this agreement, the Owners will pay to the Custodian the commissions listed in the Commission Annex (the "Annex") to this Agreement, which duly signed by the parties will be deemed to be a part of the same.

The time of payment and manner of calculation of the commissions is established in the Annex. The Owners hereby empower the Custodian to debit any of their bank accounts for the amounts and at the time needed to obtain the payment of commissions owed. For this purpose, the Owners undertake to maintain in their bank accounts necessary funds to make such payment. The commissions to be paid to the Custodian will be subject to the Value Added Tax (I.V.A.), as in effect at the time of the billing, which would be charged to the Owners. At the time of payment of the commissions, the Custodian will issue to the Owners the respective bill for the amount of commissions paid for the respective period. Likewise, the Owners will bear any tax that could be applicable in the future on such commissions, and in general, the services mentioned in this Agreement.

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

The Beneficiaries expressly accept the provisions in their favor and for their benefit made by the Owners and the Custodian in this clause Eleventh, in a manner that such Beneficiaries are empowered to enforce the obligations acquired by them in their favor. Likewise, the Owners, the Custodian and the Beneficiaries agree and accept that the provisions of this custody agreement are irrevocable.

The Beneficiaries and the Owners may agree in writing on the anticipated termination of this custody agreement.

TWELFTH:
Notary expenses derived from this contract shall be at the expense of the Grantors and the Beneficiaries in equal parts.

THIRTEENTH:
If a dispute arises in relation to this Agreement or its amendments, with respect to its construction, fulfillment, enforceability, termination or otherwise, and it is not resolved by voluntary agreement of the parties, such dispute shall be determined finally through arbitration according to the provisions of this clause. If such a dispute should arise, any of the parties shall be able at any time to deliver a written notice to the other party setting forth its intention of submitting such conflict to arbitration. The party which has sent said notice shall have the right to submit directly the conflict to arbitration within a period of time of fifteen
(15) to forty five (45) days after such notice is received.
The party who submits the dispute to arbitration will deliver immediately a written notice to the other party. All and any other disputes that could arise between the parties as a result of this Agreement for any reason including but not limited to those relating to its legality, enforceability, construction and fulfillment (included the competence of the arbitrator) will be resolved by arbitrators who shall grant their resolution according to provisions of law (arbitrators of law) and who will be empowered to act at all times they are requested. There will not be any appeal of the decision of the arbitrators. Unless the parties agree to the contrary, the arbitrators shall be able to determine freely the procedures to follow during the arbitration (arbitrators in the procedure).
The dispute subject to arbitration will be decided by three arbitrators having each party to select an arbitrator, and the third one shall be selected by the two arbitrators appointed by the parties. Decisions of the arbitrators will be taken by the simple majority of the members of the arbitration tribunal. If any of the parties does not comply with the designation of its arbitrator within 10 days from the date of notification of request of arbitration executed by the other party, or if the two arbitrators selected by the parties within the 10 days after the date of their appointment do not comply with the designation of the third arbitrator, the designation of the remaining arbitrator will be effected through the system established by the Arbitration Center of the Chamber of Commerce of Santiago A.G., coming from the list of their affiliated

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

arbitrators and having the designation to fall on a lawyer. The arbitrators shall have a complete understanding of the English language. The arbitration tribunal must function in Santiago, Republic of Chile. The above procedure shall be repeated as many times as it is necessary until the three arbitrators or their alternates, in the event they are unable to exercise their offices, are designated. The indicated arbitrators will resolve definitively the controversies.

FOURTEENTH:
This Agreement shall be amended in whole or in part only by a written document executed by the parties. It shall not be understood that there is a waiver to a right, implicit or explicit stipulated in this Agreement, because of the lack of exercise of said right by any of the parties. All and any waivers shall be in writing and must be granted by the party in favor of whom that right is established.

FIFTEENTH:
Any and all of the notices, requests or other communications between the parties or as established in this instrument shall be delivered in writing through personal service or by registered or certified mail, postage prepaid addressed to the specified addressees at the addresses established in the appearance of this instrument or under their signatures or at such other addresses that the specified addressees designate in written notice to the parties to this Agreement. Each notice given in this manner will be effective upon its receipt. A notice shall be considered to have been given when it has been delivered personally or after five days it has been mailed by certified mail, return receipt requested, unless the receiving party demonstrates that it has not received it or that it received it on a subsequent date.

If to Grantors:            Inversiones Freire Limitada
                           Attention:  Portaluppi, Guzman y Bezanilla
                           Huerfanos 863, Piso 9
                           Santiago, Chile
                           Telefax No.:  562/638/3934

With a copy to:            Embotelladora Andina S.A.
                           Avenida Andres Bello No. 2687 Piso 20
                           Casilla 7187
                           Santiago, Chile
                           Attention:  Executive Vice President
                           Telefax No.:  562/338/0510

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

If to any of
the Beneficiaries:         The Coca-Cola Company
                           One Coca-Cola Plaza, N.W.
                           Atlanta, Georgia 30313
                           Attention:  Chief Financial Officer
                           Telefax No.:  (404) 676-8683

with a copy to:            The Coca-Cola Company
                           One Coca-Cola Plaza, N.W.
                           Atlanta, Georgia  30313
                           Attention:  General Counsel
                           Telefax No.:  (404) 676-6209

If to Custodian:           Citibank, N.A.
                           Avenida Andres Bello No. 2687, Piso 7
                           Casilla 2125
                           Santiago, Chile
                           Attention:  Transaction Banking Head
                           Telefax No.:  562/338/8138

SIXTEENTH:
The parties agree that in connection with the entering into of this Agreement they have been advised by Chilean counsel and that, understanding the legal principles applicable to the option Agreement, they declare that it is their understanding and conviction that this Agreement is valid and enforceable pursuant to its terms, in accordance with Chilean law. Likewise, the parties agree that nothing provided in this Agreement has as its purpose nor will have the effect of modifying in any manner the terms and provisions of the bottling agreements between The Coca-Cola Company and Andina or any of its affiliates or subsidiaries. In the event of discrepancies between this document and the bottling agreements already mentioned, the terms and provisions of the bottling agreements will prevail with respect to the rights and obligations contemplated in the bottling agreements.

SEVENTEENTH:
Mr. Jose Said Saffie and Mr. Jose Antonio Garces Silva, representing as mentioned, Embotelladora Andina S.A., hereby declare that for all legal purposes that are applicable they have taken due notice of the provisions of this Agreement.

EIGHTEENTH:
This Agreement is executed in six copies on the same date, maintaining one copy for each of the signees.

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/s/ JOSE SAID SAFFIE
/s/ JOSE ANTONIO GARCES SILVA        /s/ WELDON JOHNSON
Jose Said Saffie                     Weldon Johnson
Jose Antonio Garces Silva            The Coca-Cola Company
Inversiones Freire Limitada



/s/ JOSE SAID SAFFIE
/s/ JOSE ANTONIO GARCES SILVA        /s/ WELDON JOHNSON
Jose Said Saffie                     Weldon Johnson
Jose Antonio Garces Silva            Coca-Cola Interamerican
Corporation
Inversiones Freire Dos Limitada



/s/ JOSE SAID SAFFIE
/s/ JOSE ANTONIO GARCES SILVA        /s/ FERNANDO MARIN DIAZ
Jose Said Saffie                     Fernando Marin Diaz
Jose Antonio Garces Silva            Coca-Cola de Argentina S.A.
Embotelladora Andina S.A.



/s/ DIEGO PERALTA VALENZUELA
Diego Peralta Valenzuela
Citibank N.A.

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     The undersigned represents that the foregoing translation of the
Stock Purchase Option Agreement and Custody Agreement is a fair and accurate English translation of such document.


                                /s/ CAROL CROFOOT HAYES
                                Carol Crofoot Hayes
                                Senior Finance Counsel and
                                  Assistant Secretary